Exhibit 10.21B
QLIK TECHNOLOGIES INC.
2010 Omnibus Equity Incentive Plan
(1) Qlik Technologies Inc. and
(2) «Name»
STOCK OPTION AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES

THIS AGREEMENT is made on «DateGrant»
BETWEEN:
(1)	Qlik Technologies Inc., a Delaware corporation with its principal place of business at 150 Radnor-Chester Road, Suite E220, Radnor, Pennsylvania, 19087, U.S.A. (the “Corporation”), and
(2)	«Name», «Address» «Address2» «Address3» «Address4» «Zip» «Country» (the “Participant”).
PRELIMINARY:
(A)	The Corporation intends to incentivize and motivate the Participant.
(B)	The Corporation has determined to grant to the Participant an option to acquire «TotalShares» Common Shares on the terms set out in this Agreement.
(C)	This Option is granted pursuant to the rules of the Qlik Technologies Inc. 2010 Omnibus Equity Incentive Plan.
(D)	The Participant is a bona fide employee or a director (other than a non-executive director) of the Corporation or a Subsidiary.
Terms and Conditions
The Participant is hereby granted an Option to purchase shares of the Corporation’s Common Shares pursuant to the terms of the Qlik Technologies Inc. 2010 Omnibus Equity Incentive Plan (the “2010 Plan”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the 2010 Plan. The rules of the 2010 Plan are legally binding and are incorporated in this option. This Agreement, including any country-specific appendix and the 2010 Plan, constitute the entire understanding between the Participant and the Corporation regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Award. The Participant is hereby granted the option to purchase «TotalShares» shares of the Corporation’s Common Stock (the “Option”). The Option term shall commence on «DateGrant» (the “Date of Grant”) and shall terminate upon «ExpDate» (the “Expiration Date”), or earlier if the Participant’s Service terminates earlier, as set forth in Section 3 of this Agreement. The Exercise Price per Common Share shall be US$«PricePerShare».
2. Vesting and Exercise of Options. Except as otherwise provided hereunder, the Option shall vest and be exercisable from time to time in accordance with the following schedule (purchases may be cumulative); provided, that as of each such date the Participant is still actively employed by the Corporation or a Subsidiary:
The Option shall vest and become exercisable with respect to  _____% of the Common Shares subject to the Option when the Participant completes  _____  months of continuous Service with the Corporation or a Subsidiary following «DateGrant». The Option shall vest with respect to an additional  _____% of the Common Shares subject to the Option when the Participant completes each  _____  month period of continuous Service with the Corporation or a Subsidiary thereafter.

3. Termination of Options.
(a) The Option may not be exercised after the Expiration Date and is only exercisable as provided in Sections 2 and 4 of this Agreement. The Option shall terminate and be of no force or effect upon the Expiration Date, or earlier as provided in the next sentence and Subsection (b) below. In addition, if the Participant’s Service terminates for any reason prior to the Expiration Date, the unvested portion of the Option shall terminate on the date of such termination of Service.
(b) Subject to the limitations set forth in this Agreement and in the 2010 Plan, the Participant may exercise the vested portion of the Option in whole or in part at any time or from time to time from the Date of Grant until the first to occur of:
(i) three (3) months following the date of the Participant’s termination of Service for any reason other than death or total and permanent disability;
(ii) one (1) year following the date of the Participant’s death, if an employee at the time of death (during which one year period the Option may be exercised (to the extent otherwise exercisable) by the person to whom the Participant’s rights hereunder shall have passed by will or by the laws of descent and distribution (hereinafter, a “Successor”));
(iii) one (1) year following the date of the Participant’s termination of Service due to total and permanent disability; or
(iv) the Expiration Date.
For all purposes under this Agreement, “total and permanent disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.
4. Exercise of Options.
(a) Notice of Exercise. The Option may be exercised by notice to the Corporation (in written or electronic form as the Corporation directs) at the address set forth in Section 6 hereof, or such other address to which the principal office of the Corporation may be relocated, which notice shall: (i) be signed or accepted, as appropriate, by the Participant (or, if applicable, by the Participant’s Successors); (ii) state the number of Common Shares with respect to which the Option is being exercised; and (iii) contain such other information as the Committee may require.
(b) Payment of Exercise Price. Payment in full of the Exercise Price shall be made at the time of the written notice of exercise of the Option: (i) in cash or by check payable to the order of the Corporation; (ii) by giving to a securities broker approved by the Corporation irrevocable directions to sell all or part of the Participant’s Option Common Shares and to deliver to the Corporation, from the sale proceeds, an amount sufficient to pay the Exercise Price and Tax-Related Items (as defined in Section 4(d) below) (sometimes called a “same-day sale”); or (iii) any combination thereof. With regards to a same-day sale, the balance of the sale proceeds, if any, will be delivered to the Participant and the directions for the sale must be given in accordance with the instructions of the Corporation and the broker.
(c) Conditions to Exercise. As a condition to the exercise of the Option and the issuance of Common Shares upon exercise thereof, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and make any representation or warranty with respect thereto as may be requested by the Corporation.

(d) Withholding Taxes.
(i) The Participant is ultimately liable and responsible for any or all income tax, social insurance, employment tax, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) in connection with the Option and, regardless of any action the Corporation, the Participant’s employer (the “Employer”) or any Subsidiary takes with respect to the Tax-Related Items, the Participant acknowledges that the ultimate liability for the Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Corporation, the Employer or any Subsidiary.
(ii) The Participant further acknowledges that:
(A) neither the Corporation, the Employer nor any Subsidiary makes any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, assignment, release or cancellation of the Options, the delivery of the Shares upon exercise of the Options, the subsequent sale of any Shares acquired upon exercise and the receipt of any dividends; and
(B) the Corporation, the Employer and/or any Subsidiary do not commit and are under no obligation to structure the terms of or any aspect of the Option to reduce or eliminate the Participant’s liability for the Tax-Related Items or achieve any particular tax result.
Further, if the Participant has become subject to tax in more than one jurisdiction between the grant date and the date of any relevant taxable event, the Participant acknowledges that the Corporation, the Employer (or former employer, as applicable) and/or any Related Entity may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(ii) Prior to any relevant taxable or tax withholding event, as applicable, in connection with the Option (e.g., exercise) that the Corporation determines may result in any withholding obligation for the Tax-Related Items, the Participant must adequately arrange for the satisfaction of all Tax-Related Items in a manner acceptable to the Corporation. In this regard, the Participant authorizes the Corporation, the Employer and/or any Subsidiary, or their respective agents, upon the exercise of its sole discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(A) withholding from any wages or other cash compensation paid to the Participant by the Corporation, the Employer and/or any Subsidiary; or
(B) withholding from proceeds of the sale of Common Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization).
No Common Shares will be delivered to the Participant or other person pursuant to the exercise of the Option until the Participant or other person has made arrangements acceptable to the Corporation for the satisfaction of applicable Tax-Related Items withholding obligations.
(e) Certificates. As soon as practicable after each of the Participant’s notice of exercise described in Section 4(a) above and receipt of the Exercise Price have been received by the Corporation and any condition of the exercise described in Section 4(c) above has been fulfilled, the Corporation shall deliver to the Participant a stock certificate representing the Common Shares to be issued under the Option or its electronic equivalent.

6. Representations of Participant.
(a) Ownership of Shares. Following exercise of all or a portion of the Option, the Participant will be the owner of the Common Shares issued, free and clear of any liens or encumbrances, except for restrictions set forth in the 2010 Plan, any agreement among the Common Stock stockholders, or otherwise referenced herein. The Participant agrees that this Agreement shall be applicable to such Common Shares.
(b) Electronic Delivery of Documents. The Participant agrees to accept by email all documents relating to the Corporation, the 2010 Plan or this Option and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). The Participant also agrees that the Corporation may deliver these documents by posting them on a website maintained by the Corporation or by a third party under contract with the Corporation. If the Corporation posts these documents on a website, it will notify the Participant by email. The Participant acknowledges that he or she may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with the Participant’s ability to access the documents. This consent will remain in effect until the Participant gives the Corporation written notice that it should deliver paper documents.
(c) Insider Trading Policy. The Participant agrees to comply with the Corporation’s Securities Trading Policy when selling shares of the Corporation’s Common Stock.
7. Nature of Award. In accepting the Option, Participant acknowledges that:
(a) the 2010 Plan is established voluntarily by the Corporation, is discretionary in nature, and may be amended, suspended or terminated by the Corporation at any time;
(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Corporation;
(d) Participant’s participation in the 2010 Plan is voluntary;
(e) Participant’s participation in the 2010 Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or service relationship (if any) at any time;
(f) the Option and any Common Shares acquired under the 2010 Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Corporation, or any Subsidiary, and that are outside the scope of Participant’s employment or service contract, if any;
(g) the Option and any Common Shares acquired under the 2010 Plan are not intended to replace any pension rights or compensation;
(h) the Option and any Common Shares acquired under the 2010 Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Corporation or any Subsidiary;

(i) the future value of the Common Shares underlying the Option is unknown and cannot be predicted with certainty;
(j) if the underlying Common Shares do not increase in value, the Option will have no value;
(k) if Participant exercises the Option and acquires Common Shares, the value of such Common Shares may increase or decrease in value, even below the Exercise Price;
(l) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the vesting of the Option or cancellation of the Option following termination of Participant’s active service (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Employer, the Corporation and/or any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;
(m) the Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Participant’s participation in the 2010 Plan or Participant’s purchase or sale of Common Shares; and
(n) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the 2010 Plan before taking any action related to the 2010 Plan.
8. Data Privacy Notice and Consent. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Corporation and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the 2010 Plan.
Participant understands that the Corporation and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Corporation or any Subsidiary, details of all options or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the 2010 Plan (“Personal Data”).
Participant understands that Personal Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the 2010 Plan. Participant understands that the recipients of the Personal Data may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s local human resources representative. Participant authorizes the Corporation, Morgan Stanley Smith Barney and any other recipients of Personal Data which may assist the Corporation (presently or in the future) with implementing, administering and managing the 2010 Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the 2010 Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Common Shares purchased upon exercise of the Option. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the 2010 Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the 2010 Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

9. Notices. Any notice given hereunder must be in writing and shall be deemed given when either personally delivered or on the day of posting sent through the post by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties to whom such notice is being given at the following addresses:

As to the Corporation:	Qlik Technologies Inc.
150 N. Radnor Chester Road
Radnor, PA 19087 USA
Attention: Lars Björk, Chief Executive Officer

As to Participant:	last address shown on the books of the Corporation
10. Failure to Close; Remedies. In the event that the Corporation or the Participant shall fail or refuse for any reason whatsoever to close the sale or repurchase of Common Shares acquired under this Agreement as the Corporation or the Participant is obligated by this Agreement, then the other party to the sale or repurchase (the “non-defaulting party”) shall have the right to exercise any one or more of the following rights and remedies:
(a) The non-defaulting party shall have the right to recover damages from the defaulting party for any loss or damage, including reasonable attorneys’ fees, sustained by the non-defaulting party as a result of such default.
(b) The non-defaulting party shall have the right to specifically enforce this Agreement by seeking an injunction prohibiting the defaulting party from violating the terms of this Agreement and requiring the defaulting party to purchase or sell the Common Shares, as the case may be.
The rights and remedies of the non-defaulting party under this Section 10 are cumulative and not alternative and shall be in addition to any and all other rights and remedies available to the non-defaulting party at law or in equity.
11. Transfer of Option. Nothing contained in this Agreement shall be construed or interpreted so as to authorize or permit the Participant to transfer the Option by gift to any person or entity. Prior to the Participant’s death, only the Participant may exercise the Option. The Participant cannot transfer or assign the Option. For instance, the Participant may not sell the Option or use it as security for a loan. If the Participant attempts to do any of these things, the Option will immediately become invalid. The Participant may, however, dispose of the Option in the Participant’s will or a beneficiary designation. Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from the Participant’s former spouse, nor is the Corporation obligated to recognize the Participant’s former spouse’s interest in the Option in any other way.
12. Entire Agreement. This Agreement and the 2010 Plan contain the entire understanding and agreement by and between the parties hereto relating to the subject matter hereof and all prior or contemporaneous oral or written agreements or instruments are merged herein. No amendment to or modification of this Agreement shall be effective unless the same is in writing and signed by all parties hereto. No waiver by any party of any breach by the other of any provision of this Agreement shall be deemed to be a waiver of any other breaches thereof or the waiver of any such or other provision of this Agreement. Subject to the restrictions on assignment and transfer set forth hereinabove, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their estates, personal representatives, successors and assigns.
13. Severability. If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provisions of this Agreement or the remainder of this Agreement as a whole.

14. Applicable Law. The validity, construction, interpretation or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to their choice-of-law provisions).
15. Construction. Section headings and subheadings have been inserted herein for convenience only and shall not be deemed to have any legal effect whatever in the interpretation of this Agreement. As used herein, the singular shall include the plural, and the plural and singular. The word “any” means one or more or all, and the conjunction “or” includes both the conjunctive and disjunctive.
16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.
17. No Rights as a Stockholder Until Exercise. Under the 2010 Plan, neither the Participant nor, if applicable, his or her personal representative, shall be nor have any rights or privileges of a stockholder of the Corporation with respect to any shares of the Corporation’s Common Shares which may be acquired upon the exercise of the Option, in whole or in part, prior to the date upon which the Option is actually exercised for such shares in accordance with the provisions of Section 4 hereof and the certificates or their electronic equivalent representing such shares are issued.
18. Appendices. Notwithstanding any provisions in this Agreement, the Option shall be subject the terms and conditions set forth in the country-specific appendix to this Agreement. Moreover, if Participant relocates to one of the countries included in the appendix, the special terms and conditions for such country will apply to Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the 2010 Plan. The country-specific appendix constitutes part of this Agreement.
19. Imposition of Other Requirements. In addition, the Corporation reserves the right to impose other requirements on the Option and the Common Shares purchased upon exercise of the Option, to the extent the Corporation determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the 2010 Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20. Language. If Participant has received this Agreement, or any other document related to the Option and/or the 2010 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
21. Adjustments. In the event of a stock split, a stock dividend or a similar change in Corporation stock, the number of Common Shares covered by the Option and the Exercise Price will be adjusted pursuant to the 2010 Plan.
22. Other restrictions attaching to shares of the Corporation’s Common Stock. Common Shares issued and delivered under the 2010 Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed, any applicable federal or state laws, and any other written restrictions or agreements with respect to the Common Shares and the Committee may cause a legend or legends to be placed on the certificate or certificates representing any such shares to make appropriate reference to any such restrictions. In making such determination, the committee may rely upon an opinion of counsel for the Corporation.
IN WITNESS WHEREOF, the Corporation and Participant have caused the execution of this Agreement as of the date hereof, each intending to be legally bound hereby.

QLIK TECHNOLOGIES INC.	Date of signature: _____, 20_____

PARTICIPANT	Date of signature: _____, 20_____